Exhibit 19.1

Policy Name: Insider Trading Policy	Public
Owner: Chief Financial Officer and Chief Legal Officer
Policy applies to: All employees, consultants, advisors and independent contractors of Upwork, members of Upwork’s contingent workforce program, and the Upwork Inc. Board of Directors (collectively, “Service Providers”)

Last Updated: February 3, 2026
General Overview
Upwork is committed to high standards of honest and ethical business conduct and compliance with laws, rules and regulations.
Under this Insider Trading Policy, every Service Provider is prohibited from trading in Upwork stock while in possession of material nonpublic information about Upwork, and prohibited from giving material nonpublic information about Upwork or others to anyone who might trade on the basis of that information.
Capitalized terms are in the list of defined terms at the end of this Policy. You may also wish to refer to the list of FAQs about this Policy following the defined terms. The FAQs are part of this Policy and the rules articulated in the FAQs must be followed as well.
Neither Upwork nor the Compliance Officer is liable for any act made under this Policy. Neither Upwork nor the Compliance Officer is responsible for any failure to approve a trade or for imposing any Blackout Period.
Scope
1.    This Policy covers all Service Providers, as well as the members of their immediate families and persons sharing their households; it also covers entities (such as partnerships, trusts and corporations) that are affiliated or associated with such persons. These Covered Persons are responsible for ensuring compliance with this Policy by members of their immediate families and persons sharing their households, and by entities with which they are affiliated or associated. Additionally, Upwork will not transact in its securities unless in compliance with U.S. securities laws.
2.    This Policy applies to all transactions in Upwork securities, including shares of Upwork common stock, restricted stock units and options to purchase common stock, however acquired, and any other type of securities that Upwork may issue, such as preferred stock, convertible notes, warrants and exchange-traded options or other derivative securities.
3.    Upwork may impose sanctions for violation of this Policy and may issue stop-transfer orders to our transfer agent to implement it. Sanctions for individuals may include any disciplinary action, including termination of employment or service relationship with Upwork, where applicable. Section 16 Persons and/or Access Persons may be required to certify compliance with this Policy on an annual basis. Notifications and approvals required under this Policy may be provided by electronic mail.
Statement of Company Policy
Prohibited Activities
A.    No Section 16 Person, and no Access Person, may trade in Upwork securities unless the trade has been approved in advance by the Compliance Officer in accordance with this Policy.
B.    No Covered Person may trade in Upwork securities while possessing material nonpublic information about Upwork. It does not matter if the personal decision to trade was made before coming into possession of material nonpublic information – once the Covered Person comes into possession of the material nonpublic information, he or she cannot trade (other than pursuant to a permitted 10b5-1 Plan).
C.    No Covered Person may trade in Upwork securities outside of the Policy’s Trading Windows, or during any Blackout Period designated by the Compliance Officer (other than pursuant to a permitted 10b5-1 Plan).
D.    No Covered Person may make a gift, charitable contribution or other transfer without consideration, of Company securities during a period when that Covered Person is not permitted to trade, provided however that a Covered Person may make a gift, charitable contribution or other transfer without consideration, of Company securities to another Covered Person during a period when both the parties are not permitted to trade upon review and approval of the Compliance Officer.
E.    No Covered Person may disclose material nonpublic information about Upwork to any outside person, unless required to do so as part of that Covered Person’s regular duties for Upwork or authorized by the Compliance Officer.
F.    No Covered Person may give trading advice of any kind about Upwork to anyone while possessing material nonpublic information about Upwork, except that Covered Persons should advise others not to trade if doing so might violate this Policy or the law. We strongly discourage Covered Persons from giving trading advice concerning Upwork to third parties even when the Covered Persons do not possess material nonpublic information about Upwork.
G.    No Covered Person may: (a) trade in the securities of any other public company while possessing material nonpublic information about that company that was obtained in the course of service as a Covered Person; (b) disclose material nonpublic information about another public company to anyone; or (c) give anyone trading advice about any other public company while possessing material nonpublic information about that company.
H.    No Covered Person may engage in transactions involving options or other derivative securities on Upwork’s securities, such as puts and calls, whether on an exchange or in any other market; provided however that a Covered Person may exercise compensatory equity grants issued by Upwork.

I.    No Covered Person may engage in hedging or monetization transactions involving Upwork securities, such as zero-cost collars and forward sale contracts or contribute Upwork securities to exchange funds that could be interpreted as having the effect of hedging in Upwork securities.
J.    No Covered Person may engage in short sales of Upwork’s securities, including short sales “against the box.”
K.    No Covered Person may use or pledge Upwork securities as collateral in a margin account or as collateral for a loan unless the pledge has been approved by the Compliance Officer.
Section 16 Persons and Access Persons Require Prior Approval of Trades
The Section 16 Persons and Access Persons (as listed on Exhibit A) must obtain prior approval of all trades in Upwork securities from the Compliance Officer. In addition, Section 16 Persons must notify the Compliance Officer prior to any gifts or other transfers of Upwork securities.
Trading Windows and Blackout Periods
1.    Trading Windows. Other than pursuant to a permitted 10b5-1 Plan, all Covered Persons are permitted to trade in Upwork securities only during the Trading Window period that begins after the close of trading on the next full trading day following the widespread public release of our quarterly or year-end operating results, and ends at the close of trading on the seventh calendar day in the third month of the then-current quarter.
2.    No Trading During Trading Windows While in the Possession of Material Nonpublic Information. Even if a Trading Window is in effect, no Covered Person possessing material nonpublic information about Upwork may trade in Company securities (other than pursuant to a permitted 10b5-1 Plan). Persons possessing such information may trade during a Trading Window only after the close of trading on the next full trading day following our widespread public release of such information.
For example, if Upwork announces earnings after close of trading on a Monday (or before trading begins on a Tuesday), then the first time a Covered Person can trade Upwork securities is after the close of market on Tuesday (effectively the opening of the market on Wednesday for regular trading), assuming the Covered Person is not aware of other material nonpublic information at that time. However, if Upwork announces earnings after trading begins on that Tuesday, then the first time the Covered Person can trade is after the close of market on Wednesday (effectively the opening of the market on Thursday for regular trading).
3.    No Trading During Blackout Periods. Even if a Trading Window is in effect, the Compliance Officer may designate special trading Blackout Periods that apply to particular individuals or groups of persons (including all Covered Persons), for such time, and with respect to such persons, as the Compliance Officer determines in his or her discretion. No Covered Person may trade in Upwork securities outside of the applicable Trading Windows or during any such Blackout Periods. No Covered Person who learns of such a Blackout Period may disclose to any other person that a Blackout Period has been designated or that one was previously in place. The fact of the Blackout Period is confidential and cannot be disclosed internally or externally. The failure of the Compliance Officer to subject a person to a Blackout Period does not relieve that person of the obligation not to trade while in possession of material non-public information.

Permitted Trades Under 10b5-1 Plans
We strongly encourage all Section 16 Persons and Access Persons to trade in Upwork securities pursuant to a 10b5-1 Plan.
Certain sales, purchases and other transfers of Upwork securities may be permitted while a Covered Person is aware of material non-public information if they are effected pursuant to a written contract, letter of instruction or plan that (a) complies with the requirements of Rule 10b5-1 under the Exchange Act and this Policy, (b) is entered into during an open Trading Window and not during any quarterly or Blackout Period, (c) the first trade under the 10b5-1 Plan does not occur (i) for a Section 16 Person: until the later of (A) ninety (90) days after adoption of the 10b5-1 Plan and (B) two (2) business days following the disclosure of Upwork’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the 10b5-1 Plan was adopted that discloses Upwork’s financial results (but not to exceed 120 days following the adoption of the 10b5-1 Plan) and (ii) for persons other than Section 16 Persons: at least thirty days after adoption of the 10b5-1 Plan, in each case, following our Compliance Officer’s approval of the 10b5-1 Plan (these waiting periods are collectively referred to as the “Cooling-Off Period”), (d) the 10b5-1 Plan is not a single-trade 10b5-1 Plan adopted during the 12-month period immediately following the person’s adoption of another single-trade 10b5-1 Plan, subject to the exceptions noted in Rule 10b5-1, which are provided for you in the Appendix, and (e) the person establishing the 10b5-1 Plan has certified to the Compliance Officer in writing, no earlier than two business days prior to the date that the 10b5-1 Plan is formally adopted (and shall not have withdrawn such certification prior to such adoption), that as of such date and as of the adoption date of the 10b5-1 Plan, (i) such person is not, and to such person’s knowledge, will not be aware of material nonpublic information concerning Upwork and all such trades to be made pursuant to the 10b5-1 Plan will be made in accordance with applicable SEC rules, (ii) the 10b5-1 Plan complies with the requirements of Rule 10b5-1, (iii) such person is adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act and Rule 10b-5 of the Exchange Act and (iv) such person will act in good faith with respect to the 10b5-1 Plan throughout its duration. You must notify the Compliance Officer promptly via email and withdraw the certification if any changes of circumstances prior to the adoption date of the 10b5-1 Plan have or will render the certification required by clause (e) of the immediately preceding sentence to be inaccurate as of that time.

A Covered Person may have no more than one 10b5-1 Plan adopted at any point in time (i.e., multiple concurrent or overlapping plans are prohibited), subject to the exceptions noted in Rule 10b5-1, which are provided for you in the Appendix. One of these exceptions is for plans authorizing certain “sell-to-cover” transactions.

Because Section 16 Persons and Access Persons are more likely than other Covered Persons to receive access to material non-public information in their roles with Upwork, they are strongly encouraged to adopt 10b5-1 Plans covering Upwork’s securities (subject to meeting the requirements of this Policy). The Compliance Officer may expand or modify this list of permitted individuals.

Covered Persons are not allowed to enter into “non-Rule 10b5-1 trading arrangements” (as defined in Regulation S-K Item 408(c)) unless otherwise approved in advance by the Compliance Officer.

Priority of Statutory or Regulatory Trading Restrictions
The trading prohibitions and restrictions of this Policy are also subject to prohibitions or restrictions prescribed by contract or by federal and state securities laws and regulations (e.g., contractual restrictions on the resale of securities, short-swing trading by Section 16 Persons or compliance with Rule 144 under the Securities Act). Any Covered Person who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.
Reporting Violations; Inquiries
The Compliance Officer or his or her designee will review, and either approve or prohibit, any proposed trades in Upwork securities as required under this Policy, including proposed trades by Section 16 Persons and Access Persons. The Compliance Officer will administer and interpret this Policy, and enforce compliance as needed. The Compliance Officer may consult with Upwork’s outside legal counsel as needed. The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties.
Any Covered Person who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Covered Person, must report the violation immediately to the Compliance Officer.
The effective date of this Policy is the date first written above. The amendments to this Policy as adopted on the effective date will not apply to any existing 10b5-1 Plan that was entered into prior to the effective date of this Policy, except to the extent that a Plan Modification is made to such plan after the effective date of this Policy.
Please direct all inquiries about this Policy to the Compliance Officer.

Defined Terms in the Insider Trading Policy
“10b5-1 Plan” means a written plan to trade securities that complies with the requirements of Rule 10b5-1 under the Exchange Act.
“Access Persons” means persons, other than Section 16 Persons, who have been designated by Upwork as having regular access to material nonpublic information about Upwork in the normal course of their duties. Special provisions of this Policy, such as pre-approval of any trades, apply to Access Persons. The Access Persons are listed on Exhibit A, provided that no such person listed on Exhibit A that is a Section 16 Person should be considered an Access Person. The Compliance Officer may update and amend this list from time to time.
“Blackout Period” means any special trading blackouts period specially designated by the Compliance Officer. It may apply to particular individuals or groups of persons (including all Covered Persons), and last for such time as the Compliance Officer determines. No Covered Person may trade in Upwork securities outside of the applicable Trading Windows or during any such Blackout Periods.
“Upwork”, “we”, “our” or “Company” means Upwork Inc., a Delaware corporation, and its subsidiaries.
“Compliance Officer” for this Policy refers to our Chief Legal Officer (or, if there is nobody with the Chief Legal Officer title, then the attorney in the Company’s legal function with the most senior role); in his or her absence our Chief Financial Officer may serve as Compliance Officer.
“Covered Persons” refers to all Service Providers, as well as the members of their immediate families and persons sharing their households; it also covers entities (such as partnerships, trusts and corporations) that are affiliated or associated with such persons. An affiliate is someone who directly or indirectly controls or is controlled by, or is under common control with such person. An associate of a Covered Person is (1) a corporation or organization (other than Upwork or a majority-owned subsidiary of Upwork) of which such person is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities or (2) any trust in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Plan Modification” means any modification or change to the amount, price, or timing of the purchase or sale of Upwork securities underlying a 10b5-1 Plan (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of such securities).
“Policy” means this Upwork Insider Trading Policy, as adopted and amended from time to time by the Upwork Board of Directors.
“SEC” means the U.S. Securities and Exchange Commission.
“Section 16 Persons” means the officers (as defined in Rule 16a-1(f) of the Exchange Act) of Upwork and members of the board of directors, including the principal accounting officer (if separate from the principal financial officer). Special provisions of this Policy, such as pre-approval of any trades, and special SEC reporting requirements, apply to Section 16 Persons.
“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Trading Window” means the period when trading is normally permitted under the Policy. The Trading Window covers the period beginning after the close of trading on the next full trading day following our widespread public release of quarterly or year-end operating results, and ending at the close of trading on the seventh day of the third month of the then-current quarter.
    Defined Terms-2

Frequently Asked Questions
What is “material nonpublic information?”
Information is “material” if it would be expected to affect the investment or voting decisions of a reasonable investor, or if the disclosure of the information would be expected to alter significantly the total mix of the information in the marketplace about Upwork. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of Upwork’s securities. Both positive and negative information may be material.
The following types of information about Upwork (among others) would often be considered material:
●    financial performance, especially quarterly and year-end revenues and earnings, and significant changes in financial performance or liquidity;
●    financial and operational forecasts, including projections of future earnings or losses, or other earnings guidance;
●    key operational metrics, such as gross services volume (GSV), freelancer earnings, client spend retention, client and freelancer counts (including number of core clients), performance metrics, financial metrics, and any changes in such metrics;
●    significant cybersecurity incidents or data breaches;
●    user, product, service, pricing, geography and market strategies and shifts;
●    status of Upwork’s progress toward achieving significant Company goals;
●    potential tender offers, joint ventures, mergers, acquisitions, or material sales of Company assets or subsidiaries or other strategic transactions;
●    significant developments regarding clients, freelancers, vendors, partners or financing sources, such as the acquisition or loss of a significant contract;
●    stock splits, public or private securities or debt offerings, or changes in Upwork’s dividend policies or amounts;
●    significant changes in senior management or the Board of Directors;
●    entry into a new strategic relationships, and cancellation of existing strategic relationships;
●    introduction of new products and services or significant changes in products, services, research or technologies;
●    significant developments about Upwork’s technology or business operations;
●    initiation or resolution of significant litigation or regulatory proceedings;
●    potential defaults under Upwork’s credit agreements or indentures, or the existence of material liquidity deficiencies; and
●    potential restatements of Upwork’s financial statements, changes in Upwork’s auditor or notification that Upwork may no longer rely on an auditor’s report.
The SEC has stated there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of Upwork’s securities.
FAQs-1

Information is “nonpublic” if it has not been widely disseminated to the public (e.g., through major newswire services, national news services, SEC Form 8-K or other filings, webcasts or financial news services). For the purposes of this Policy, information will be considered public, i.e., no longer “nonpublic,” only after the close of trading on the next full trading day following Upwork’s widespread public release of the information.
Covered Persons who are unsure whether the information that they possess is material or nonpublic are encouraged to consult the Compliance Officer for guidance.
What are the penalties for failing to comply with the Policy?
The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping laws may be required to disgorge profits made or losses avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tipper, pay civil penalties of up to three times the profit made or loss avoided, pay a criminal penalty of up to $5 million and serve a prison term of up to 20 years. Upwork and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties and could under certain circumstances be subject to private lawsuits by contemporaneous traders for damages suffered as a result of illegal insider trading or tipping by persons under Upwork’s control.
Violation of this Policy, or federal or state securities laws governing insider trading, may subject the violator to disciplinary action by Upwork up to and including termination of employment for cause (in the case of an employee or further service in the case of a contractor) or removal proceedings (in the case of a director). A violation of this Policy is not necessarily the same as a violation of law. In fact, for the reasons indicated above, this Policy is intended to be broader than the law. Upwork reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy has been violated. Upwork may determine that specific conduct violates this Policy, whether or not the conduct also violates the law. It is not necessary for Upwork to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.
Are these FAQs part of the Insider Trading Policy?
Yes, these FAQs are part of the policy, and you must comply with their provisions.
How does the Policy apply to trades under Upwork’s Equity Incentive Plan?
The trading prohibitions and restrictions of this Policy do not apply to the exercise of a stock option with cash, or settlement of a restricted stock unit, or to automatic tax withholding. The trading prohibitions and restrictions of this Policy do apply to the use of outstanding Company securities to serve as all or a portion of the exercise price of any stock option or to net-exercise an option (if permitted). Sales of Company securities acquired under that plan are subject to this Policy.
I know trades in Company stock are not permitted in a closed Trading Window. Can I still exercise a stock option, if I am not going to sell any shares?
Yes. For clarity, exercise of a vested stock option, not accompanied by a sale, is not considered a “trade” under this Policy.
How does the Policy apply to trades under Upwork’s Employee Stock Purchase Plan?
The trading prohibitions and restrictions of this Policy do not apply to periodic wage withholding contributions to the 2018 Employee Stock Purchase Plan or any successor employee stock purchase plan
    FAQs-1

that are used to purchase Company securities under that plan (or the purchases made under the plan in accordance with its terms), including (i) purchases of Company securities resulting from lump sum contributions to such plan, provided that the election to participate by lump sum payment was made by the participant at the beginning of the applicable enrollment period, and (ii) any alteration by a Covered Person of his or her instructions about the level of withholding or purchase of Company securities under that plan. However, sales of Company securities acquired under that plan are subject to this Policy.
How does the Policy apply to tax withholding arrangements?
The trading prohibitions and restrictions of this Policy do apply to any elective tax withholding right (i.e., pursuant to which an election has been made to have Upwork withhold shares subject to such awards to satisfy tax withholding requirements), as well as to any sales of Company common stock, including as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or satisfy tax withholding requirements. The trading prohibitions and restrictions of this Policy do not apply to automatic tax withholdings initiated and approved by Upwork for the payment of taxes upon the vesting of restricted stock units.
What are the procedures for getting approval of a proposed trade in compliance with the Policy?
No Section 16 Person or Access Person may trade in Company securities until the following steps are completed:
(a)    The person trading has notified the Compliance Officer of the amount and nature of the proposed trade no later than two business days prior to the proposed trade. The trading person can initiate this process during an open Trading Window by either emailing tradeapprovals@upwork.com or by accessing the Shareworks approval tool in Shareworks by selecting “Create Pre-Clearance Request” in the “Restricted Trades” tab.
(b)    The person trading will have certified that such person is not in possession of material nonpublic information concerning Upwork and, to such person’s knowledge, such person will not be in possession of material nonpublic information concerning Upwork on the date of the proposed trade.
(c)    The Compliance Officer or its designee has approved the trade either in writing (including via email) or through the Shareworks approval tool. The Compliance Officer is not obligated to approve any trades requested by any person.
(d)    The trading person makes the trade within five business days after receiving approval from the Compliance Officer.
What does “immediate family member” mean?
For purposes of this Policy, an immediate family member means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a person security holder, and includes any person (other than a tenant or employee) sharing the household of that person.
Is a gift of Company stock covered by the Policy?
Yes. A Covered Person may not make a gift, charitable contribution or other transfer without consideration, of Company securities during a period when that Covered Person is not permitted to trade, provided however that a Covered Person may make a gift, charitable contribution or other
    FAQs-2

transfer without consideration, of Company securities to another Covered Person during a period when both the parties are not permitted to trade upon review and approval of the Compliance Officer.
Is a purchase of Company stock considered a “trade” under the Policy? Or only sales of Company stock?
Both purchases and sales of Company stock are considered “trades” under the Policy.
Are transactions in derivative securities covered by the Policy?
Yes. No Covered Person may acquire, sell, trade or participate in any interest or position relating to the future price of Company securities, such as a put option, a call option, or a short sale (including a short sale “against the box”).
What is a short sale, and what is a short sale “against the box?”
A short sale is a sale of securities that you do not own (i.e. borrowed securities). A short sale “against the box” is a sale of securities you own, but with delayed delivery.
Are contributions to exchange funds covered by this Policy?
Yes. No Covered Person may contribute Upwork securities to exchange funds that could be interpreted as having the effect of hedging in Upwork securities.
Are standing and limit orders covered by the Policy?
Unless part of a 10b5-1 Plan, standing or limit orders should be used only for a very brief period of time, if at all. A standing order placed with a broker to sell or purchase Upwork stock at a specified minimum or maximum price leaves you with no control over the timing of the transaction. The limit order could be executed by the broker when you are aware of material nonpublic information, which would result in unlawful insider trading. Irrespective, for Covered Persons they cannot extend beyond the Trading Window and for Section 16 and Access Persons, they cannot extend beyond the preclearance period.
Can I hold Upwork securities in a margin account?
Securities held in a margin account or pledged as collateral for a loan may be sold without your consent—by the broker if you fail to meet a margin call, or by the lender in foreclosure if you default on the loan. Because a margin or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Upwork securities, you are prohibited from holding Upwork securities in a margin account or pledging Upwork securities as collateral for a loan.
Under what circumstances can I pledge Upwork securities as collateral for a loan?
An exception to the prohibition on using Upwork securities as collateral for a loan (not including margin debt) may be granted by the Compliance Officer where you have clearly demonstrated the financial capacity to repay the loan without resort to the pledged securities. If you wish to pledge Upwork securities as collateral for a loan, you must submit a request for approval to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.
    FAQs-3

I have a hardship or other urgent need to sell Company shares, or exercise a stock option so I can sell some Company shares. Is that okay?
It does not matter that there may exist a justifiable reason for a purchase or sale apart from the nonpublic information; if the Covered Person has material nonpublic information, the prohibition still applies.
I know that disclosures of material nonpublic information are prohibited under the Policy; is it okay if I monitor or participate in a chat room?
No.  A Covered Person may not participate, in any manner other than passive observation, in any investment or stock-related Internet “chat” rooms, blogs, social media sites, message boards or other similar online forums relating to Upwork without the prior approval of the Compliance Officer and in compliance with Upwork’s Corporate Communications and Social Media Policies and any other applicable policy.
What are the procedures for trading under a 10b5-1 Plan?
In addition to the procedures for trades not under a 10b5-1 Plan, the person seeking to trade under a 10b5-1 Plan must put in place such a plan that complies with the requirements of Rule 10b5-1. Compliance Officer approval of a 10b5-1 Plan shall not be considered a determination by Upwork or the Compliance Officer that the 10b5-1 Plan satisfies the requirements of Rule 10b5-1. Upwork reserves the right to prevent any transactions in Company securities, even those pursuant to a 10b5-1 Plan, in the sole discretion of the Compliance Officer.
No trades shall be treated as having been made pursuant to a 10b5-1 Plan under this Policy unless:
(a)    the 10b5-1 Plan complies with the requirements of Rule 10b5-1 and this Policy;
(b)    the 10b5-1 Plan is entered into during an open Trading Window and not during any quarterly or Blackout Period;
(c)    the first trade under the 10b5-1 Plan may not occur (i) for a Section 16 Person: until the later of (A) ninety (90) days after adoption of the 10b5-1 Plan and (B) two (2) business days following the disclosure of Upwork’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the 10b5-1 Plan was adopted that discloses Upwork’s financial results (but not to exceed 120 days following the adoption of the 10b5-1 Plan) and (ii) for persons other than Section 16 Persons: at least thirty days after adoption of the 10b5-1 Plan, in each case, following our Compliance Officer’s approval of the 10b5-1 Plan;
(d)    no trades under the 10b5-1 Plan may occur within the period between the first day of a quarter and the end of the first full trading day following the release of quarterly or year-end earnings for the prior quarter;
(e)    the 10b5-1 Plan is not a single trade 10b5-1 Plan adopted during the 12-month period immediately following the person’s adoption of another single-trade 10b5-1 Plan, subject to the exceptions noted in Rule 10b5-1, which are provided for you in the Appendix;
(f)    the person establishing the 10b5-1 Plan has certified to the Compliance Officer in writing no earlier than two business days prior to the date that the 10b5-1 Plan is formally adopted (and shall not have withdrawn such certification prior to such adoption), that as of such date and as of the adoption date of the 10b5-1 Plan, (i) such person is not, and to such person’s knowledge, will not be aware of material nonpublic information concerning Upwork and all such trades to be made pursuant to the 10b5-1 Plan will be made in accordance with applicable SEC rules,
    FAQs-4

(ii) the 10b5-1 Plan complies with the requirements of Rule 10b5-1, (iii) such person is adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act and Rule 10b-5 of the Exchange Act and (iv) such person will act in good faith with respect to the 10b5-1 Plan throughout its duration; and
(g)    the Compliance Officer is not obligated to approve any trades requested by any person, or to approve any 10b5-1 Plan. When approval is sought, there is no set timeline for how long such approval might take.
You must notify the Compliance Officer promptly via email and withdraw the certification if any changes of circumstances prior to the adoption date of the 10b5-1 Plan have or will render the certification to be inaccurate as of that time.
An individual may have no more than one 10b5-1 Plan adopted at any point in time (i.e., multiple concurrent or overlapping plans are prohibited), subject to the exceptions noted in Rule 10b5-1, which are provided for you in the Appendix. One of these exceptions is for plans authorizing “sell-to-cover” transactions.
The establishment and implementation of any 10b5-1 Plan shall be the sole responsibility of the person seeking to establish such a plan.
Once you have an approved 10b5-1 Plan in place, you will need approval from the Compliance Officer to make certain changes to it. Making a Plan Modification will be deemed to be the same as terminating your existing 10b5-1 Plan and entering into a new 10b5-1 Plan. As a result, the approval process for a Plan Modification is the same as the approval process for initially adopting a 10b5-1 Plan, including being subject to a new Cooling-Off Period. We discourage you from making multiple Plan Modifications, as that may give the appearance that you are trading on material nonpublic information under the guise of that plan. Plan Modifications can only be made during a Trading Window and not during any Blackout Period and only when you are not in possession of material nonpublic information. For other modifications to a 10b5-1 Plan, you must notify the Compliance Officer of such modification at least two business days prior to the modification and such modification must be approved by the Compliance Officer.
A 10b5-1 Plan may be terminated with immediate effect provided such request for termination has been approved by the Compliance Officer. Once a 10b5-1 Plan is terminated, any new plan adopted post-termination must meet the requirements above for new 10b5-1 Plans.
Once a 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The 10b5-1 Plan must either:
●    Clearly specify in advance the amount, pricing and timing of transactions (including by formula or algorithm), or
●    Delegate discretion on those matters to an independent third party (such as a securities broker or investment manager). Of course, the independent third party cannot make discretionary investment decisions on behalf of the individual while the independent third party is in possession of material nonpublic information about Upwork.
Unless otherwise approved by the Compliance Officer and Chief Financial Officer, all 10b5-1 Plans must be implemented through a broker included in a list approved by the Compliance Officer. The Compliance Officer may amend this list from time to time.
    FAQs-5

What are my obligations once I am no longer providing services to Upwork?
If you are aware of material nonpublic information when your employment or service relationship terminates, you may not trade in Upwork securities until that information has become public or is no longer material.
How does the Policy apply to trades by the Compliance Officer?
The Compliance Officer may not trade in Company securities unless the trade has been approved by Upwork’s Chief Financial Officer (or Chief Executive Officer if the Compliance Officer is the Chief Financial Officer) in accordance with this Policy.
What additional duties does the Compliance Officer have?
In addition to the duties of the Compliance Officer specified in the Policy, the Compliance Officer or its designee, shall:
●    Respond to inquiries relating to this Policy and its procedures.
●    Designate and announce special trading Blackout Periods during which Covered Persons may not trade in Company securities.
●    Revise this Policy as necessary to reflect changes in federal or state laws and regulations, subject to approval by Upwork’s Board of Directors or a duly authorized committee thereof. The list of individuals who may adopt 10b5-1 Trading Plans and the list of Access Persons may be amended by the Compliance Officer.
●    Maintain as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
    FAQs-6

Appendix
Exceptions to the Multiple, Overlapping 10b5-1 Plan Restriction
Such exceptions are:
●    An eligible “sell-to-cover” 10b5-1 Plan where such plan authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or stock appreciation rights, and the Covered Person does not otherwise exercise control over the timing of such sales. For the avoidance of doubt, this exception does not extend to sales incident to the exercise of option awards.
●    A series of separate contracts with different broker-dealers or other agents acting on behalf of the person (other than the Company) to execute trades thereunder may be treated as a single 10b5-1 Plan, provided that the individual constituent contracts with each broker-dealer or other agent, when taken together as a whole, meet all of the applicable conditions of and remain collectively subject to the provisions of Rule 10b5-1, including that a modification of any individual contract acts as modification of the whole 10b5-1 Plan, as defined in Rule 10b5-1(c)(1)(iv). The substitution of a broker-dealer or other agent acting on behalf of the person (other than the Company) for another broker-dealer that is executing trades pursuant to a 10b5-1 Plan shall not be a “Plan Modification” as long as the purchase or sales instructions applicable to the substitute and substituted broker are identical with respect to the prices of securities to be purchased or sold, dates of the purchases or sales to be executed, and amount of securities to be purchased or sold.
●    One later-commencing 10b5-1 Plan for purchases or sales of any securities of the Company on the open market under which trading is not authorized to begin until after all trades under the earlier-commencing 10b5-1 Plan are completed or expired without execution. However, if the earlier-commencing 10b5-1 Plan does not end naturally pursuant to its existing terms without action by the 10b5-1 Plan participant, the first trade under such later-commencing 10b5-1 Plan must be scheduled after the “Effective Cooling-Off Period,” or the Cooling-Off Period that would be applicable to the later-commencing 10b5-1 Plan if the date of adoption of the later-commencing 10b5-1 Plan were deemed to be the date of termination of the earlier-commencing 10b5-1 Plan.
Exceptions to the Single-Trade 10b5-1 Plan Restriction
There is an exception for eligible “sell-to-cover” 10b5-1 Plans where the plan authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or stock appreciation rights, and the Covered Person does not otherwise exercise control over the timing of such sales.

Exhibit A
Access Persons
Maintained separately by the Compliance Officer.